To	Board of Trustees of New England Funds
From	John E. Pelletier
		617 578 1132

Date		September 14 1999
Subject	Rule 10f3 Transactions

As required by the procedures adopted by the Boards of Trustees, the investment advisor or subadvisor of each Fund must submit a summary quarterly report indicating whether the Fund oit advises engaged in any Role10f3 transactions.

Rule 10f3 under the 1940 Act requires the Board of Trustees to review any purchases of securities by a Fund from any underwriting syndicate of which an affiliate of the Fund is a member. RSIM reported that their segment of the New England Star Small Cap Fund engaged in Rule 10f3 transactions. No other Fund had reportable Rule 10f3 transactions during the previous quarter.

10f3 Transactions
010199 022899
IPO's in which the New England Star Small Cap Fund participated and Nations Banc Montogomery Securities LLC was a lead underwriter or a member of the selling group.
Offering  IPO or    Name of  Allocation		       Assets     Percentage
Date	  Secondary Security Offering Price  Principal to date	 of Fund
12299	  IPO	    Allaire  700      20.00 14,000.00  44,203,133   0.03
			     2,500,000
	  Commision
          or Spread	Underwriters
	  0.84	        Credit Suisse First Boston
                        Dan Rauscher Wessels
		        NationsBanc Montgomery Securities LLC

Offering IPO or    Name of  Allocation                  Assets     Percentage
Date	 Secondary Security Offering   Price Principal  to date	   of Fund
12999   IPO       Packaged      35,000  8.50 297,500.00 41,994,346 0.71
		  Ice,Inc.   9,000,000
	  Commision
          or Spread	Underwriters
          0.34		NationsBanc Montogomery Securities LLC
		        Jeffries and Company, Inc.
			Bear, Stearns & Co.
			Stephens Inc.